Filed Pursuant to Rule 433

Registration No. 333-155301

September 21, 2009

Burlington Northern Santa Fe Corporation

$750,000,000 4.700% Notes due October 1, 2019

Final Term Sheet

Issuer:	Burlington Northern Santa Fe Corporation
Note Type:	Senior Unsecured Notes
Ratings (Moody’s/S&P):	Baa1/BBB (stable/stable)
Offering Format:	SEC Registered
Principal Amount:	$750,000,000
Benchmark:	UST 3.625% due August 15, 2019
Benchmark Yield:	3.472%
Re-offer Spread:	T + 125 bps
Re-offer Yield:	4.722%
Coupon:	4.700%
Price to Public:	99.825%
Coupon Dates:	April 1 and October 1
First Coupon Date:	April 1, 2010
Trade Date:	September 21, 2009
Settlement Date:	September 24, 2009
Maturity Date:	October 1, 2019
Make Whole Call:	T+25 bps
Day Count Convention:	30/360
Denomination:	$2,000 x $1,000
CUSIP:	12189TBC7
Bookrunners:	Barclays Capital Inc., Goldman, Sachs & Co., Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC,
Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets Corp., U.S.
Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing Barclays Capital Inc. toll free at 1-888-603-5847 or barclaysprospectus@broadridge.com or calling or emailing Goldman, Sachs & Co. toll free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com or calling or emailing Wells Fargo Securities, LLC toll free at 1-800-326-5897 or prospectus.specialrequests@wachovia.com.